Exhibit 10.4

Coupang Amended and Restated Executive Severance Policy
As adopted on January 1, 2021; and last amended on December 7, 2023

1.Purpose
This Amended and Restated Executive Severance Policy, including any addenda and exhibits hereto (collectively, this “Policy”), governs the payment of severance pay to all Tier 1 Executives (as defined in Appendix A) and Tier 2 Executives (as defined in Appendix A) of the Coupang Group Companies (as defined in Appendix A) in connection with a Qualifying Separation (as defined below).
For purposes of this Policy, the term “Executive” refers to any Tier 1 Executive or Tier 2 Executive at a Coupang Group Company.

2.Definitions
Capitalized terms used but not otherwise defined herein have the meanings set forth in Appendix A.

3.Policy Statements
(a)Eligibility for Severance Pay
(i)Conditions for Eligibility
Upon a Qualifying Separation, an Executive shall be eligible to receive payments and benefits pursuant to and in accordance with this Policy (collectively, “Severance”) if and only if:
(A)except with respect to a termination due to death or Incapacity (as defined in Appendix A), the Executive first executes a resignation and release agreement provided by the Company or the applicable Coupang Group Company upon such terms, including any terms providing for restrictive covenants, as are determined by the Company or the applicable Coupang Group Company from time to time in its sole discretion (the “Release Agreement”), and allows any mandatory consideration or revocation period provided by law to lapse, provided that such Release Agreement must in any event become irrevocable no later than sixty (60) days following such termination;
(B)the Executive continues to comply with the terms of the Release Agreement and any applicable confidentiality, non-competition,

non-solicitation, and/or invention assignment agreement, and/or any such other appropriate agreements, between the Executive and the Coupang Group Company;
(C)there was no “Cause” (as defined in Appendix A) to terminate the Executive at the time of the Qualifying Separation of the Executive; and
(D)the Executive meets such other conditions as are stipulated in this Policy.
(ii)Cessation of Severance Upon Material Breach of Release Agreement
If the Company or the applicable Coupang Group Company determines, in its sole discretion, that the Executive has breached the Release Agreement, any and all installment Severance payments, including all payments under this Policy, shall cease immediately, and the Executive will be liable to repay any Severance already paid to the Executive hereunder.
(iii)Service as an Executive at Multiple Coupang Group Companies
An Executive’s separation or termination, including any separation or termination that would otherwise qualify as a Qualifying Separation, from one of the Coupang Group Companies will not entitle the Executive to any Severance under this Policy, as long as the Executive maintains the status of Executive at another Coupang Group Company, and whether Severance shall be paid hereunder will be determined only upon the Executive’s last-in-time Qualifying Separation from all Coupang Group Companies.
The Coupang Group Company that had appointed the Executive on the Separation Date (as defined below) of the final Qualifying Separation or, if there was no such Coupang Group Company, the last Coupang Group Company to which the Executive was providing services prior to the Separation Date of the final Qualifying Separation shall be referred to herein as the “Service Recipient.” The Service Recipient shall (i) make the final Severance determination and pay Severance under this Policy to the Executive and (ii) claim any Severance paid under this Policy from former Coupang Group Companies to which the Executive had provided services in proportion to the Executive’s service period at each of such companies.
(iv)Intercompany Transfers
An Executive will not be entitled to any Severance under this Policy if the Executive transfers from one Coupang Group Company to another, as long as the Executive shall continue to be an Executive at that other Coupang Group Company, and any Severance to be paid under this Policy shall be determined only upon the final Qualifying Separation of the Executive from all Coupang Group Companies.

The Service Recipient shall (i) make the final Severance determination and pay Severance under this Policy to the Executive and (ii) claim any severance pay from all former Coupang Group Companies where the Executive has worked in proportion to the Executive’s service period at each of such companies.
In the event an Executive transfers from a Coupang Korea Company to another Coupang Group Company that is not a Coupang Korea Company, the Executive may be eligible to receive Severance according to the provisions this Policy, unless the Administrator (as defined below) determines otherwise in its sole discretion (any Severance so paid, the “Interim Severance”). If the Executive receives any Interim Severance, any Severance the Executive may be paid under this Policy upon such Executive’s final Qualifying Separation from all Coupang Group Companies will be reduced by the amount of the Interim Severance.
(b)Qualifying Separation and Termination Types
A “Qualifying Separation” under this Policy shall occur upon the earliest to occur of a Non-CIC Involuntary Termination (as defined below) or a CIC Involuntary Termination (as defined below) or, any other resignation, termination, or separation event that is designated as an Additional Qualifying Separation in the relevant Country Addendum. For avoidance of any doubt, an Executive may not receive any Severance or any other benefits under this Policy with respect to more than one of the types of Qualifying Separations under this Policy.
Any Severance payable by any Coupang Group Company under this Policy shall be calculated solely and separately based on the compensation paid to the Executive by the Service Recipient as of the Separation Date (as defined below).
(i)Effective Date of a Qualification Separation
For purpose of this Policy, the term “Separation Date” means:
(A)with respect to any Non-CIC Involuntary Termination or any CIC Involuntary Termination, the latter of the date that is specified on the related Release Agreement or the date on which any notice period required under applicable law or regulations expire; and
(B)with respect to any Voluntary Termination, the earlier to occur of the effective date of resignation as specified in any notice of resignation by the Executive (or the date of the notice of resignation if no such date is specified therein), or the resignation date set forth in any applicable Release Agreement or other equivalent agreement, or the date of expiration of the Executive’s fixed-term service or appointment agreement or other equivalent agreement.

(ii)Non-CIC Involuntary Termination
An Executive will qualify for Severance under this Policy upon a “Non-CIC Involuntary Termination,” which shall occur if and when the Executive’s appointment is terminated by the relevant Coupang Group Company without Cause (including by reason of death or Incapacity) other than during a Change in Control Period (as defined in Appendix A).
For the avoidance of any doubt, the non-renewal of a fixed-term service or appointment agreement or other equivalent agreement between an Executive and a Coupang Group Company shall not be deemed a Non-CIC Involuntary Termination under this Policy.
(iii)CIC Involuntary Termination
An Executive will qualify for Severance under this Policy upon a “CIC Involuntary Termination,” which shall occur if and when the Executive’s appointment is terminated by the applicable Coupang Group Company without Cause (including by reason of death or Incapacity) or the Executive resigns from the Service Recipient for Good Reason (as defined in Appendix A), in either case, during a Change in Control Period.
For avoidance of any doubt, the non-renewal of a fixed-term service or appointment agreement or other equivalent agreement between an Executive and any Coupang Group Company shall not be deemed a CIC Involuntary Termination under this Policy.
(c)Other Qualifying Separation Types
Additional Qualifying Separation types may be specified in the applicable Country Addendum.
For the avoidance of doubt, the non-renewal of a fixed-term service or appointment agreement between an Executive and a Coupang Group Company shall not be deemed a Non-CIC Involuntary Termination or a CIC Involuntary Termination, but may qualify as an Additional Qualifying Separation, if expressly specified in the applicable Country Addendum. An Executive may not receive any Severance or any other benefits with respect to more than one of the types of Qualifying Separation under this Policy.
Any Severance payable by a Coupang Group Company under this Policy shall be calculated solely and separately based on the compensation paid to the Executive by the Service Recipient as of the Separation Date.

(d)Severance Pay Calculation
An Executive who is eligible for Severance under this Policy as determined in accordance with Sections 3(a) and (b) above will be paid Severance calculated in accordance with the relevant Country Addendum:

Country Addendum	Applicability
Republic of Korea	Korea Executives (Non-Expat) Korea Executives (Expat)
United States of America	US Executives
Notwithstanding the foregoing, if at the time of the Qualifying Separation, an Executive is subject to an appointment agreement, service agreement, employment agreement, offer letter, separation agreement, or similar agreement with the relevant Coupang Group Company providing for any severance-related or termination-related payments upon a termination of employment that is more favorable than the Severance payable under this Policy, such Executive shall receive such severance-related or termination-related payments under such agreement rather than the Severance payable under this Policy, and any payments provided under this Policy will be deemed included in such contractual severance payments.
(e)Taxation
(i)Withholding
All payments under this Policy shall be subject to applicable deductions and withholdings.
(ii)Section 409A
This section shall only apply to the extent an Executive is subject to income taxation pursuant to the United States Internal Revenue Code of 1986, as amended (the “Code”). The payments and benefits under this Policy are intended to be exempt from (and if not exempt from, compliant with) the application of Section 409A of the Code, as amended (“Section 409A”), and this Policy will be construed accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Executive's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Policy, if the Executive is deemed by the Company at the time of the Executive's separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” subject to Section 409A and necessary to avoid taxation under Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Policy or any payments hereunder are determined not to be compliant with Section 409A.

(iii)Section 280G
This section shall only apply to the extent an Executive is subject to income taxation pursuant to the Code, and/or such Executive’s compensation gives rise to a tax deduction for a Coupang Group Company that may potentially be limited by operation of Section 280G and Section 4999 of the Code. Any provision of this Policy to the contrary notwithstanding, if any payment or benefit an Executive would receive pursuant to this Policy or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for an Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

4.Inquiry
Questions about this Policy should be addressed to the Policy Owner.

5.Dispensations
Dispensations from the requirements to comply with this Policy may be granted in exceptional circumstances by the Administrator in its sole discretion. Any special severance benefits in excess of the formula in the Severance Pay Calculation of the Country Addendum may be provided to Executive(s) if such Executive(s) contributed to the growth of the Company and provided that such special severance benefits are approved by the Administrator, and in the case of Korea Executives (Non-Expat) and Korea Executives (Expat), are approved by the resolution of the general meeting of shareholder(s) of the relevant Coupang Korea Company before separation.
Requests for dispensation must be addressed to the Policy Owner, who will then submit the requests to the Administrator. The request must state the specific policy requirement for which the dispensation is requested, and the reason for the request.

The Policy Owner will maintain a record of requests and dispensations.

6.Administration
The administrator (the “Administrator”) of this Policy shall be the Compensation Committee (the “Compensation Committee”) of the Board (as defined in Appendix A) of the Company (as defined in Appendix A), or such other body or person as may be appointed by resolution of the Compensation Committee from time to time.
The Administrator has the right, power, and authority, in its sole discretion, to administer and interpret this Policy, and has all powers reasonably necessary to carry out its responsibilities under this Policy including (but not limited to) the discretion to: (i) administer the Policy according to its terms and interpret the Policy provisions; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Policy and among and between the Policy and the other related documents; (iii) take any and all actions and make all decisions regarding questions of eligibility and entitlement to benefits and benefit amounts that may be provided under this Policy; (iv) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Policy; and (v) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Policy, as may arise in connection with the Policy.
The decisions of the Administrator of any disputes arising under the Policy, including but not limited to questions of construction, interpretation, and administration of the terms of this Policy, shall be final as to all persons having an interest in or under the Policy.

7.Addendum
This Policy shall apply to any Qualifying Separation of an Executive for which the Separation Date occurs after the date of the effective date of this Policy (January 1, 2024).

Appendix A
Definitions

Term	Definition/Meaning
Basic Severance	Means an amount of severance pay calculated in the same manner as provided under the Guarantee of Workers Retirement Income Act (or any successor thereto) of the Republic of Korea. For avoidance of any doubt, this shall not mean that the applicable Executive falls within the scope of “employees” covered by the act.
Board	Means the Board of Directors of the Company or, if applicable, any committee thereof with the appropriate delegated authority.
Cause	Has the meaning set forth in an individual agreement between any of the Coupang Group Companies and an Executive and, in the absence of such agreement, means: (i) misconduct or negligence in performing duties; (ii) dishonest or fraudulent conduct with regard to a Coupang Group Company or one’s duties; (iii) failure to follow the directions of the Executive’s immediate supervisor (or supervisory body, as applicable); (iv) being officially charged with a crime punishable by potential imprisonment of at least one year, or any crime involving fraud or dishonesty, not including any labor, tax, or other compliance violations (a) committed by a Coupang Group Company or its employees or officers in the course of a Coupang Group Company’s business, and (b) for which the Executive’s own intentional misconduct or negligence was not a substantial cause; and (v) in the case of Korea Executives (Non-Expat) and Korea Executives (Expat), any other reason constituting justifiable grounds for termination under the laws of the Republic of Korea, including the Commercial Act.
Change in Control	Has the meaning set forth in Coupang, Inc. 2021 Equity Incentive Plan, or any successor plan that may be adopted by the Company from time to time.
Change in Control Period	The period commencing upon a Change in Control and ending on the date that is the one-year anniversary of the date of a Change in Control.

CIC Involuntary Termination
Occurs if and when the applicable Executive’s appointment is terminated by the applicable Coupang Group Company without Cause (including by reason of death or Incapacity) or the Executive resigns from the Service Recipient for Good Reason, in either case, during a Change in Control Period.
For avoidance of any doubt, the non-renewal of a fixed-term service or appointment agreement or other equivalent agreement between an Executive and a Coupang Group Company shall not be deemed a CIC Involuntary Termination under the applicable policy.

Company	Means Coupang, Inc., a Delaware corporation, and any successor entity that adopts or assumes the applicable executive compensation, severance, or benefits policy, including in connection with a Change in Control.
Coupang Group Companies	Means the Company and any parent or subsidiary of the Company, in an unbroken chain of entities, if each of the entities other than the last entity in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain.
Coupang Korea Company	Means any Coupang Group Company registered or incorporated in the Republic of Korea, which has established the applicable policy under the authority of its shareholder(s) pursuant to its articles of incorporation, a list of which will be maintained by the Company’s Global Compensation Team.
Coupang U.S. Company	Means any Coupang Group Company registered or incorporated in the United States of America.
Global Compensation Team	Means the Global Compensation Team of the Company or another successor team thereof whose primary responsibility is to oversee all compensation-related matters for all Coupang Group Companies.

Good Reason
Has the meaning set forth in an individual agreement between any of the Coupang Group Companies and an Executive and, in the absence of such agreement, means the occurrence of any of the following events or conditions that occurs upon or following a Change in Control, unless consented to by the Executive (and the Executive shall be deemed to have consented to any such event or condition unless the Executive provides written notice of the Executive’s non-acquiescence within 30 days of the effective time of such event or condition):
(i)a change in the Executive’s responsibilities or duties which represents a material and substantial diminution in the Executive’s responsibilities or duties as in effect immediately preceding the consummation of the Change in Control;
(ii)a reduction in the Executive’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Executive’s by the same percentage amount shall not constitute such a salary reduction; or
(iii)requiring the Executive to be based at any place outside a 50-mile radius from the Executive’s job location or residence immediately prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.
Notwithstanding the foregoing, “Good Reason” shall not exist unless and until the Executive provides written notice of the acts alleged to constitute Good Reason within thirty (30) days of the effective time of such event or condition, and the relevant Coupang Group Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. The Executive’s resignation must be within sixty (60) days following the expiration of such cure period for the resignation to be on account of Good Reason.

Executive Officer	Means an “executive officer” of the Company for purposes of Rule 3b-7 under the U.S. Securities Exchange Act of 1934 and Item 401(b) of Regulation S-K.

Incapacity	Has the meaning of “incapacity” or “disability” as set forth in an individual agreement between any of the Coupang Group Companies and an Executive and, in the absence of such agreement, means an Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.
Korea Executive (Non-Expat)	Means an Executive (i) whose job location is the Republic of Korea, (ii) who is a Korean national, and (iii) is on the payroll of any Coupang Korea Company.
Korea Executive (Expat)	Means an Executive (i) whose job location is the Republic of Korea, (ii) who is not a Korean national, and (iii) is on the payroll of any Coupang Korea Company.
Non-CIC Involuntary Termination
Occurs if and when the applicable Executive is terminated by the applicable Coupang Group Company without Cause (including by reason of death or Incapacity) other than during a Change in Control Period.
For avoidance of any doubt, the non-renewal of a fixed-term service or appointment agreement or other equivalent agreement between an Executive and a Coupang Group Company shall not be deemed a Non-CIC Involuntary Termination under the applicable policy.

Policy Owner	Means, unless otherwise specified in the applicable policy, the Chief Administrative Officer of the Company.
RSUs	Means restricted stock units of the Company, with each unit representing a contingent right to receive one share of the Company’s Class A Common Stock upon settlement.
Section 16 Officer	Means an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

Tier 1 Executive	Means any officer of a Coupang Group Company who (a) holds a position with a job level of Level 10 or above at such Coupang Group Company, in accordance with the job levelling guidelines of the Company, and (b) if providing services to a Coupang Korea Company, who has duly executed an executive appointment agreement with such Coupang Korea Company.
Tier 2 Executive	Means any officer of a Coupang Group Company who (a) holds a position with a job level of Level 9 at such Coupang Group Company, in accordance with the job levelling guidelines of the Company, (b) if providing services to a Coupang Korea Company, who has duly executed an executive appointment agreement with such Coupang Korea Company, and (c) is either an Executive Officer and/or a Section 16 Officer.
Voluntary Termination
Occurs if and when:
(i)(a) the applicable Executive resigns from the Service Recipient or (b) to the extent the Service Recipient is a Coupang Korea Company, the Executive’s fixed-term service or appointment agreement or equivalent agreement has expired and not been renewed; and
(ii)such resignation or expiration does not otherwise qualify as a Non-CIC Involuntary Termination or a CIC Involuntary Termination.

COUNTRY ADDENDUM - REPUBLIC OF KOREA

Applicability
This Country Addendum - Republic of Korea (this “Country Addendum (Korea)”) is a Country Addendum to the Coupang Amended and Restated Executive Severance Policy (the “Policy”), and applies to (a) any Tier 1 Executive who is either a Korea Executive (Non-Expat) or a Korea Executive (Expat) (the “Tier 1 Korea Executive”) and (b) any Tier 2 Executive who is who is either a Korea Executive (Non-Expat) or a Korea Executive (Expat) (collectively, the “Tier 2 Korea Executives”). The Tier 1 Korea Executives and Tier 2 Korea Executives are collectively referred to in this Country Addendum (Korea) as “Korea Executives”.
This Country Addendum (Korea) supplements, and should be read together with, the Policy. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Policy. Subject to permitted dispensations in accordance with the Policy, the Severance payable under this Country Addendum (Korea) shall be the maximum Severance amount an Executive is entitled to be paid under the Policy.
Additional Qualifying Separation Types
In addition to the Qualifying Separation types specified in the Policy, the following even will be deemed an “Additional Qualifying Separation” for the purposes of this Country Addendum (Korea):
Voluntary Termination
Subject to the eligibility conditions set forth in Section 3(a) of the Policy, an Executive will qualify for Severance under the Policy upon a “Voluntary Termination,” which shall occur if and when: (A)(i) the Executive resigns from the relevant Coupang Korea Company or (ii) the Executive’s fixed-term service or appointment agreement or other equivalent agreement has expired and not been renewed; and (B) such resignation or expiration does not otherwise qualify as a Non-CIC Involuntary Termination or a CIC Involuntary Termination.

Severance Pay Calculation
(i)Non-CIC Involuntary Termination and CIC Involuntary Termination:
The aggregate amount of Severance payable to a Korea Executive under the Policy upon a Non-CIC Involuntary Termination or a CIC Involuntary Termination shall be calculated as follows:

Rank	Korea Executives (Non-Expats)	Korea Executives (Expats)
Tier 1 Executive
Greater of (A) 1.0 multiplied by the Tier 1 Executive’s annual rate of base salary*; and (B) the aggregate amount of Severance that would have been payable upon a Voluntary Termination, as described below.
1.0 multiplied by the Tier 1 Executive’s annual rate of base salary*.
Tier 2 Executive
Greater of (A) 0.75 multiplied by the Tier 2 Executive’s annual rate of base salary*; and (B) the aggregate amount of Severance that would have been payable upon a Voluntary Termination, as described below.
0.75 multiplied by the Tier 2 Executive’s annual rate of base salary*
*    For purposes of the above calculation, base salary shall only include compensation denoted as “base salary” or an equivalent term in the relevant documentation and does not include any one-time, performance, cash in lieu of RSUs, discretionary, or other bonuses. The annual rate of base salary shall be calculated based on the salary at the time of the applicable Separation Date.

(ii)Voluntary Termination:
The following severance pay calculation applies to a Voluntary Termination:
The aggregate amount of Severance payable to a Korea Executive under the Policy upon a Voluntary Termination shall be calculated as follows:
[Applicable Korea Executive’s Average Monthly Compensation]
multiplied by [Period of Service as an Executive (prorated for partial years, including period of service less than one year)]
multiplied by [Applicable Executive Multiplier].
For purposes of the above calculation:
“Average Monthly Compensation” means the monthly average base salary for the previous three months immediately prior to the Separation Date, provided that, where the Executive has been promoted in rank: (A) the Average Monthly Compensation shall be based on the monthly average base salary calculated separately for each rank based on the last three months of service for each rank; and (B) in addition, the Executive Multiplier shall be applied separately for the Executive’s period of service for each rank. If a period of service of less than three months exists for a rank, the Average Monthly Compensation shall be calculated based on the average monthly base salary for such period. For purposes of this calculation, base salary shall only include compensation denoted as “base salary” or an equivalent term in the relevant documentation and does not include any one-time, performance, cash in lieu of RSUs, discretionary, or other bonuses. The annual rate of base salary shall be calculated based on the salary at the time of the applicable Separation Date.
“Executive Multiplier” means the applicable multiplier set forth in the table below:

Rank	Korea Executives (Non-Expats)	Korea Executives (Expats)
Tier 1 Executive - L12+	4x	1x
Tier 1 Executive - L10 and L11	3x	1x
Tier 2 Executive - L9	2x	1x

(iii)General Adjustments:
Any Severance paid under the Policy, as supplemented by this Country Addendum (Korea), will be inclusive of, or will be offset by, any Basic Severance or any other similar mandatory severance payable under Korea laws, and any payment made in the name of severance received by the Korea Executive prior to the Separation Date, including any payment made during a “garden leave” or equivalent leave provided expressly as a form of severance. If the Korea Executive has executed a fixed-term service or appointment agreement or other equivalent agreement, the Korea Executive expressly agrees: (1) to not seek additional damages against any Coupang Group Company with respect to the Korea Executive’s services for any Coupang Group Company and/or termination or separation therefrom; and (2) that Severance payable under the Policy, as supplemented by this Country Addendum (Korea), shall include any and all damages that may be claimed by the Korea Executive against any Coupang Group Company with respect to the Korea Executive’s services for any Coupang Group Company and/or termination or separation therefrom, including damages due to the termination of the Korea Executive’s fixed-term service or appointment agreement or other equivalent agreement prior to the expiration date, whether under any contract or the Korean Commercial Code.

Form and Timing of Payment
Any Severance payable under the Policy, as supplemented by this Country Addendum (Korea), other than Basic Severance may be paid either as a single lump sum or in equal monthly installment payments over a period of up to twelve (12) months (in the case of a Tier 1 Korea Executive) and nine (9) months (in the case of a Tier 2 Korea Executive), in the sole discretion of the Administrator unless otherwise agreed in writing between the applicable Korea Executive and the relevant Coupang Korea Company taking into account Section 409A of the Code with respect to any Korea Executive who is subject to income taxation pursuant to the Code. The Administrator will notify the Korea Executive of the form of payment prior to making the first payment under the Policy, as supplemented by this Country Addendum (Korea). Any Severance payable under the Policy, as supplemented by this Country Addendum (Korea), or the first installment thereof, will be paid within fourteen (14) calendar days from:
(i)the later of (a) the date an Executive executes and delivers the Release Agreement to the Company and (b) the Separation Date; or
(ii)if no Release Agreement is required under the Policy, the Separation Date.

Promotion from Non-Executive to Executive
In respect of officers that have been promoted from a non-Executive role to an Executive role: (i) the relevant Coupang Korea Company shall determine the severance payment amount for the period during which they were a non-Executive employee, in accordance with Korean laws and regulations; and (ii) those officers will become eligible for severance under this Policy on the effective date of their promotion to an Executive role. If an Executive was previously a non-Executive for less than one (1) year, the Executive’s severance compensation amount for the period during which they were a non-Executive employee shall be calculated and paid pro-rata.

For Executives who were already promoted from non-Executive roles to an Executive role on or before the effective date of this Policy, but had not received pay-out of the statutory severance pay which was accrued during their period of service as a non-Executive officer, (i) the severance payment amount for the period during which they were a non-Executive employee shall be determined in accordance with Korean laws and regulations; and (ii) if the period of service as a non-Executive was for less than one (1) year, the severance compensation amount for such period shall be determined on a pro-rata basis; and (iii) those officers will become eligible for severance under this Policy on the effective date of their promotion to an Executive role.
Establishment and Amendments
In the case of each Coupang Korea Company, this Policy and Country Addendum (Korea) are established by the resolution of the general meeting of the shareholder(s) of each Coupang Korea Company pursuant to the relevant Coupang Korea Company’s articles of incorporation, and it may be revised, suspended, or rescinded at any time by the resolution of the general meeting of the shareholder(s) of each Coupang Korea Company.

COUNTRY ADDENDUM - UNITED STATES OF AMERICA

Applicability
This Country Addendum – United States of America (this “Country Addendum (US)”) is a Country Addendum to the Coupang Amended and Restated Executive Severance Policy (the “Policy”), and applies to (a) all Tier 1 Executives at a Coupang U.S. Company (collectively, the “Tier 1 US Executives”) and (b) all Tier 2 Executives at a Coupang U.S. Company (collectively, the “Tier 2 US Executives”). The Tier 1 Coupang US Executives and Tier 2 Coupang US Executives are collectively referred to in this Country Addendum (US) as “US Executives”. This Country Addendum (US), together with the Policy, is maintained for the purpose of providing benefits to a select group of key management employees.
This Country Addendum (US) supplements, and should be read together with, the Policy (collectively, the “US Policy”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Policy. Subject to permitted dispensations in accordance with the Policy, the Severance payable under this Country Addendum (US) shall be the maximum Severance amount an Executive is entitled to be paid under the Policy.

Severance Pay Calculation
(i)Non-CIC Involuntary Termination and CIC Involuntary Termination:
The aggregate amount of Severance payable to a US Executive under the Policy upon a Non-CIC Involuntary Termination or a CIC Involuntary Termination shall be calculated as follows, provided, however, that any Severance so-calculated shall be: (A) without duplication of any other severance benefits to which a US Executive would otherwise be entitled under any other general severance policy or severance plan maintained by a Coupang Group Company or any agreement between a US Executive and a Coupang Group Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Policy and this Country Addendum (US)); and (B) offset by any statutory or “garden leave” severance received by the US Executive:

Rank	US Executive
Tier 1 Executive	1.0x annual rate of base salary*
Tier 2 Executive	0.75x annual rate of base salary*
*    For purposes of the above calculation, base salary shall only include compensation denoted as “base salary” or an equivalent term in the relevant documentation and does not include any one-time, performance, cash in lieu of RSUs, discretionary, or other bonuses. The annual rate of base salary shall be calculated based on the salary at the time of the applicable Separation Date.

Form and Timing of Payment
Any Severance payable under the US Policy may be paid as a single lump sum or in equal monthly installment payments over a period of up to twelve (12) months (in the case of a Tier 1 US Executive) and nine (9) months (in the case of a Tier 2 US Executive), in the sole discretion of the Administrator unless otherwise agreed in writing between the applicable US Executive and the relevant Coupang US Company, but which period shall not in any case exceed twenty-four (24) months, taking into account Section 409A of the Code. The Administrator will notify the US Executive of the form of payment prior to making the first payment under the Policy, as supplemented by this Country Addendum (US).
Any Severance payable under the Policy, as supplemented by this Country Addendum (US), or the first installment thereof, will be paid within fourteen (14) calendar days from:
(i)the later of (a) the expiration of any revocation period with respect to the Release Agreement that has been executed and delivered to the Company by the US Executive and (b) the Separation Date; or
(ii)if no Release Agreement is required under the Policy, the Separation Date.

COBRA Reimbursement
Upon a Qualifying Separation, if the US Executive timely elects continued group health plan continuation coverage under the United States Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Coupang Group Companies shall pay a portion of the US Executive’s premiums on behalf of the US Executive for the US Executive’s continued coverage under a Coupang Group Company’s group health plan, including coverage for the US Executive’s eligible dependents, for (a) in the case of a Tier 1 US Executive, twelve (12) months; and (b) in the case of a Tier 2 US Executive, nine (9) months, or, in either case, until such earlier date on which the US Executive becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Coupang Group Companies under the level of coverage selected by the US Executive and in effect at the time of the qualifying termination. Upon the conclusion of such period of insurance premium payments made by the Coupang Group Companies, or the provision of coverage under a self-funded group health plan, the US Executive will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the US Executive’s eligible COBRA coverage period. Notwithstanding the foregoing, if the US Executive timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Coupang Group Companies determines, in their sole discretion, that they cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the US Executive’s behalf, the Coupang Group Companies will instead pay the US Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.

Amendments
The US Policy may be revised, suspended, or rescinded at any time by resolution of the Administrator in its sole discretion, except as prohibited by law. Any action of a Coupang U.S. Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

At-Will Employment
Neither this Country Addendum (US) nor the Policy alters the status of each US Executive as an at-will employee of a Coupang U.S. Company. Nothing contained herein shall be deemed to give any US Executive the right to remain employed by a Coupang U.S. Company or to interfere with the rights of a Coupang U.S. Company to terminate the employment of any US Executive at any time, with or without Cause.

Governing Law
The provisions of the US Policy will be construed, administered, and enforced in accordance with the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder (“ERISA”), and, to the extent applicable, the laws of the State of California without regard to its choice of law provisions.

ERISA
The US Policy is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a US Executive’s employment or beyond. The US Policy is not a pension plan that is subject to ERISA.

Claims and Appeals
(a)Claims Procedure. Any US Executive who believes he or she is entitled to any payment under the US Policy may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the US Policy or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the US Policy. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the US Policy on which the denial is based. The notice also will describe any additional information needed to support the claim and the US Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the US Policy on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.